UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ALTRA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Altra Holdings, Inc.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

www.altramotion.com

March 22, 2012

Dear Fellow Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Altra Holdings, Inc. (“Altra”) to be held at 9:00 a.m. EDT on Thursday, April 26, 2012 at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Altra stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted at the meeting. You may submit a proxy by calling a toll-free telephone number, by accessing the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by one of the methods described above, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Altra.

Sincerely,

Carl R. Christenson
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Altra Holdings, Inc.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

March 22, 2012

The 2012 Annual Meeting of Stockholders of Altra Holdings, Inc. (“Altra”) will be held as follows:

DATE:	Thursday, April 26, 2012

TIME:	9:00 a.m. EDT

LOCATION:	Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169

PURPOSE:	To consider and act upon the following proposals:

1. The election of the 7 nominees for director named in the accompanying Proxy Statement;

2. The ratification of the selection of the independent registered public accounting firm;

3. The approval of an amendment to, and the material terms of, the 2004 Equity Incentive Plan;

4. An advisory vote to approve the compensation of Altra’s named executive officers (“Say on Pay”); and

5. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Altra will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated pursuant to Proposal 1 in the accompanying Proxy Statement and in favor of Proposal 2, Proposal 3 and Proposal 4.

Stockholders of record at the close of business on March 13, 2012 will be entitled to vote at the meeting.

By order of the Board of Directors,

Glenn E. Deegan
Vice President, Legal and Human Resources, General Counsel and Secretary

It is important that your shares be represented and voted,

whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-690-6903 and follow the instructions.

3.	BY INTERNET:

Access “www.proxyvote.com” and follow the on-screen instructions.

4.	IN PERSON:

You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 26, 2012

Altra’s proxy statement, form of Proxy Card and 2011 Annual Report on Form 10-K are available at http://ir.altramotion.com/financials.cfm.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 26, 2012

ALTRA HOLDINGS, INC.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Altra Holdings, Inc. (“Altra” or the “Company”) on or about March 22, 2012, in connection with the solicitation of proxies by Altra’s Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Stockholders of Altra to be held at 9:00 a.m. EDT on Thursday, April 26, 2012, at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169. Directors, officers and other Altra employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Altra pays the cost of soliciting your proxy and reimburses brokers and other nominees their reasonable expenses for forwarding proxy materials to you.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 13, 2012, are entitled to notice of and to vote at the meeting. As of such date, there were 26,942,734 shares of Altra common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described above may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling toll-free 1-800-690-6903 and following the instructions;

(3) accessing “www.proxyvote.com” and following the instructions; or

(4) attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Corporate Secretary of Altra at the address set forth above, by delivering a proxy bearing a later date, or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Proxies received but marked as withheld, abstentions, or those treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting in determining a quorum. If a quorum is not present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

Your shares may be voted if they are held in the name of a brokerage firm or bank (a “broker”), even if you do not provide the broker with voting instructions. Brokers have the authority, under applicable rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of the independent registered public accounting firm of the Company is considered a routine matter. The election of directors, the approval of an amendment to, and the material terms of, the 2004 Equity Incentive Plan (the “Plan”), and the advisory vote to approve the compensation of the Company’s named executive officers (“Say on Pay”) are not considered routine matters. Broker non-votes are shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and the broker is barred from exercising its discretionary authority to vote the shares because the proposal is a non-routine matter.

Election of Directors: Proposal 1. A plurality of the votes cast is required for the election of directors. You may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes “WITHHELD” and broker non-votes with respect to the election of directors will have no effect upon election of directors. You may not cumulate your votes for the election of directors.

Ratification of Independent Registered Public Accounting Firm: Proposal 2. Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 2. Abstentions and broker non-votes will have no effect on this proposal.

Approval of an Amendment to, and the Terms of, the 2004 Equity Incentive Plan: Proposal 3. Approval of an amendment to the 2004 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 3. Abstentions and broker non-votes will have no effect on this proposal.

Advisory Vote to Approve the Compensation of our Named Executive Officers: Proposal 4. The approval of Proposal 4, regarding the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 4. Abstentions and broker non-votes have no effect on this proposal. Because the vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which, including the financial statements and schedules thereto, but not the exhibits, accompanies this Proxy Statement. In addition, such report and the other reports we file with the Securities and Exchange Commission (“SEC”) are available, free of charge, through the Investor Relations section of our internet website at http://www.altramotion.com. Printed copies of these documents and any exhibit to our Form 10-K may be obtained, without charge, by contacting the Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 26, 2012

Altra’s proxy statement, form of Proxy Card and 2011 Annual Report on Form 10-K are available at http://ir.altramotion.com/financials.cfm.

OWNERSHIP OF ALTRA COMMON STOCK

Securities Owned by Certain Beneficial Owners and Management

The following table sets forth certain information as of March 13, 2012, regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 13, 2012, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 26,942,734 shares of common stock outstanding as of March 13, 2012.

	Securities Beneficially Owned
Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
BlackRock, Inc.(2)	3,095,615	11.5%
FMR LLC(3)	2,059,160	7.6%
Thomson Horstmann & Bryant, Inc.(4)	1,595,447	5.9%
The Vanguard Group, Inc.(5)	1,368,999	5.1%
Named Executive Officers:
Carl R. Christenson(6)	512,258	1.9%
Christian Storch	93,552	*
Gerald Ferris(7)	96,743	*
Glenn Deegan	25,440	*
William Duff	103,809	*
Directors:
Michael L. Hurt	92,967	*
Edmund M. Carpenter	27,646	*
Lyle G. Ganske(8)	29,874	*
Michael S. Lipscomb	24,320	*
Larry McPherson	94,365	*
James H. Woodward Jr.	27,646	*
All directors and executive officers as a group (13 persons)	1,241,342	4.6%

*	Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, each of the following individuals’ address of record is c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Company securities owned by them.

(2)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. Shares are held by BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, and BlackRock Capital Management, Inc. each of which is a subsidiary of BlackRock, Inc. Information and share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 10, 2012.

(3)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”) as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”). Fidelity is a wholly owned subsidiary of FMR LLC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Information and share amounts listed are derived from FMR LLC’s Schedule 13G filed with the SEC on February 14, 2012.

(4)	The address of Thomson Hortsmann & Bryant, Inc. is 501 Merritt 7, Norwalk, CT 06851. Information and share amounts listed are derived from Thomson Hortsmann & Bryant, Inc.’s Schedule 13G/A filed with the SEC on February 1, 2012.

(5)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. A portion of the shares are held by Vanguard Fiduciary Trust Company which is a subsidiary of The Vanguard Group, Inc. Information and share amounts listed are derived from The Vanguard Group, Inc.’s Schedule 13G filed with the SEC on February 7, 2012.

(6)	389,379 shares are pledged as security for a line of credit in Mr. Christenson’s brokerage account.

(7)	Includes 300 shares held by Mr. Ferris’ children for which Mr. Ferris does not have voting or investment power.

(8)	Includes 500 shares as to which Mr. Ganske shares voting and investment power with his wife and includes 2,700 shares held in trust for the benefit of Mr. Ganske’s daughters, for which Mr. Ganske’s wife serves as trustee and for which Mr. Ganske does not have voting or investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Altra’s directors, executive officers and beneficial owners of more than 10% of Altra’s equity securities (“10% Owners”) to file initial reports of their ownership of Altra’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Altra with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Altra’s directors, executive officers and 10% Owners, Altra believes that for the fiscal year of 2011, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a) except for the following: (i) Carl Christenson was late in filing a report on Form 4 for a transaction that occurred on February 11, 2011; and (ii) Michael Hurt was late in filing a report on Form 4 for a transaction that occurred on May 17, 2011.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors each of whom’s term expires at the 2012 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2013 Annual Meeting and until their successors have been duly elected and qualified:

Edmund M. Carpenter

Carl R. Christenson

Lyle G. Ganske

Michael L. Hurt

Michael S. Lipscomb

Larry McPherson

James H. Woodward Jr.

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Biographical information for each of the nominees as of March 22, 2012, is presented below.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Carpenter, Christenson, Ganske, Hurt, Lipscomb, McPherson and Woodward.

NOMINEES FOR DIRECTOR

Edmund M. Carpenter, 70, has been a director since March 2007. Mr. Carpenter currently serves as an operating partner to Genstar Capital. Mr. Carpenter was President and Chief Executive Officer of Barnes Group Inc. from 1998 until his retirement in December 2006. Prior to joining Barnes Group Inc., Mr. Carpenter was Senior Managing Director of Clayton, Dubilier & Rice from 1996 to 1998, and Chief Executive Officer of General Signal from 1988 to 1995. Prior to joining General Signal Corporation, Mr. Carpenter held various executive positions at ITT Corporation, including President and Chief Operating Officer. Prior to joining ITT, he held executive positions with Fruehauf Corporation and served as a partner in the management services division of Touche Ross & Company. He began his career at Michigan Bell Telephone Company. He has served as a director at Campbell Soup Company since 1990. He holds both an M.B.A. and a B.S.E. in Industrial Engineering from the University of Michigan. Having served as CEO of a diversified global manufacturing and logistical services company, Mr. Carpenter presents valuable insight into organizational and operational management issues crucial to a public manufacturing company.

Carl R. Christenson, 52, has been our Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. In addition to more than twenty five years of experience in manufacturing companies, Mr. Christenson brings vast knowledge of the Company’s business, structure, history and culture to the Board and the CEO position.

Lyle G. Ganske, 53, has been a director since November 2007. Mr. Ganske is the Partner-in-Charge of the Cleveland office of Jones Day. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske has experience in transactions involving regulated industries, including telecom and energy. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A. at Bowling Green State University. He currently serves on the boards of the Greater Cleveland Partnership, Rock and Roll Hall of Fame and Museum, Business Volunteers Unlimited, and Flashes of Hope, and he serves as co-chair of the Commission on Economic

Inclusion. He is a member of the Executive Committee of Resilience Capital, a private equity firm. In addition to his substantial legal skills and expertise, Mr. Ganske brings to the Company’s Board well-developed business and financial acumen critical to a dynamic public company.

Michael L. Hurt, P.E., 66, has been our Executive Chairman since January 2009. Prior to his current position, Mr. Hurt served as Chief Executive Officer and a director since our formation in 2004. In November 2006, Mr. Hurt was elected as Chairman of our Board. During 2004, prior to our formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Incorporated, a manufacturer of industrial power transmission products. Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt currently serves as Chairman and a director of Helix Acquisition Holdings, Inc., a manufacturer and marketer of springs and fasteners, and as a member of the Strategic Advisory Board of Genstar Capital. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University. Mr. Hurt brings to the Board and the Chairman position a wealth of organizational and operational management skills coupled with a deep understanding of the Company’s business, structure, history and culture stemming from his substantial experience in the manufacturing industry and his tenure as the Company’s CEO.

Michael S. Lipscomb, 65, has been a director since November 2007. Mr. Lipscomb currently serves as CEO of SIFCO Inc., a NYSE company in the aerospace business. Mr. Lipscomb also serves as CEO/principal of Aviation Component Solutions, a privately held company in the aerospace/aftermarket business and as CEO/principal of JC Carter Nozzles, a privately held supplier of refueling nozzles to the LNG market. Previously, Mr. Lipscomb was the Chairman and CEO of Argo-Tech, a leading supplier to the aerospace industry, where he led the company through five bank refinances, four high yield bond offerings, and successfully managed the sale of the company to Eaton Corporation in March of 2007. During his career, Mr. Lipscomb served as a co-founder of Argo-Tech, as a Managing Director at TRW, and in various operational and engineering management roles at the Utica Tool Company. Mr. Lipscomb received his MBA from Clemson — Furman University and his B.S. from Clemson University and previously served on the boards of Argo-Tech, MAMCO Enterprises, Ruhlin Construction Company, Duradyne, and SIFCO (Audit Committee Chair). Mr. Lipscomb brings to the Company’s Board a depth of global industrial operating experience and knowledge of organizational management essential to a public manufacturing company.

Larry McPherson, 66, has been a director since January 2005. Prior to joining the Board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2004 and served as Chairman and CEO of NSK Europe from January 2002 to December 2003. In total he was employed by NSK Ltd. for 22 years during which time he was responsible for the major expansion of manufacturing operations in the U.S. and the reorganization and consolidation of European operations. Mr. McPherson served as Chairman and CEO of NSK Americas for the six years prior to his European assignment. Mr. McPherson serves as a board member of McNaughton and Gunn, Inc., a privately owned printing company. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University. Mr. McPherson contributes to the Company’s Board significant organizational and operational management skills combined with a wealth of experience in global manufacturing businesses.

James H. Woodward, Jr., 59, has been a director since March 2007. From March 2009 to October 2011, Mr. Woodward served as Senior Vice President and Chief Financial Officer of Accuride Corporation. Previously, Mr. Woodward served as Executive Vice President and Chief Financial Officer and Treasurer of Joy Global Inc. from January 2007 until February 2008. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial and operational positions at Dana Corporation since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University. Mr. Woodward’s depth and breadth of exposure to complex issues from his long and distinguished career in the manufacturing industry make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

BOARD OF DIRECTORS

Board of Directors Composition

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb and Larry McPherson are each “independent” within the meaning of the Marketplace Rules of the NASDAQ Global Market (the “NASDAQ Rules”) and the federal securities laws and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at http://www.altramotion.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600. The membership and function of each committee are described below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of our financial statements and reporting;

•	our independent auditors’ qualifications, independence and performance;

•	our internal controls and risk management;

•	our compliance with legal and regulatory requirements;

•	the performance of internal audit function;

•	the preparation of all reports and disclosure required or appropriate including the disclosure required by Item 407(d)(3)(i) of Regulation S-K; and

•	legal, ethical and regulatory compliance including application of our Code of Business Conduct and Ethics.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Ganske, Carpenter and Lipscomb. Mr. Ganske serves as chairman of our Audit Committee. Mr. Carpenter, Mr. Lipscomb and Mr. Ganske qualify as independent “audit committee financial experts” as such term has been defined by the SEC in Item 407 of Regulation S-K. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the NASDAQ Rules and federal securities law.

Personnel and Compensation Committee

The primary purpose of our Personnel and Compensation Committee is to establish and review our overall compensation philosophy and policy, to establish and review our director compensation philosophy and policy, and to review and approve corporate goals and objectives relevant to compensation of the Company’s executive officers. In addition, the Personnel and Compensation Committee oversees our employee benefit plans and practices and produces a report on executive compensation as required by SEC rules. The Personnel and Compensation Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Personnel and Compensation Committee.

The Personnel and Compensation Committee has the authority, pursuant to its charter, to retain outside counsel, compensation consultants or other advisors to assist it in carrying out its activities. The Personnel and Compensation Committee retains Frederic W. Cook & Co., Inc. (“Cook & Co.”), as the Compensation Committee’s independent compensation consultant.

Messrs. Carpenter, McPherson and Lipscomb serve on the Personnel and Compensation Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Carpenter serves as chairman of the Personnel and Compensation Committee. We believe that the composition of our Personnel and Compensation Committee meets the criteria for independence under, and the functioning of our Personnel and Compensation Committee complies with the applicable requirements of, the NASDAQ Rules.

Compensation Policies and Practices Regarding Risk Taking

The Company has considered its compensation policies and practices for its employees and concluded that the policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the assessment performed by the Company’s management and was reviewed by the Compensation Committee of the Company’s Board of Directors.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board individuals qualified to serve as directors of our company and on committees of the Board;

•	advise the Board with respect to Board composition, procedures and committees;

•	develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us; and

•	oversee the evaluation of the Board and our management.

Messrs. McPherson, Ganske and Lipscomb serve on the Nominating and Corporate Governance Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. McPherson serves as chairman of the Nominating and Corporate Governance Committee. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the NASDAQ Rules. Please see the section entitled “Corporate Governance” herein for further discussion of the roles and responsibilities of the Nominating and Corporate Governance Committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2011, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	4
Audit Committee	8
Personnel and Compensation Committee	2
Nominating and Corporate Governance Committee	2

Each of our directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The independent members of the Board, and each of the three standing committees of the Board, met in independent director sessions without the Executive Chairman, Chief Executive Officer or members of management present at least two times during 2011.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All seven of our directors serving at such time attended the 2011 Annual Meeting of Stockholders in person.

Board Leadership Structure and Board Oversight of Risk Management

Pursuant to our bylaws, our Board of Directors determines the best board leadership structure for the Company from time to time by appointing the Chairman of the Board. As part of our annual board self-evaluation process, the Board evaluates our leadership structure to ensure that it provides the optimal structure for the Company and stockholders. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with Mr. Christenson serving as CEO and Mr. Hurt as Executive Chairman, is the optimal structure for the Company at this time.

We believe our CEO and our Executive Chairman have an excellent working relationship that has allowed Mr. Christenson to make a good transition into the role of CEO and has allowed, and will continue to allow, him to focus on the Company’s strategic objectives. By dividing the chairman and CEO roles, we believe our structure provides strong leadership for our Board of Directors, while also positioning our CEO as the leader of the Company in the eyes of our employees and other stakeholders.

Our Board of Directors has five members (four of which are independent) in addition to the Executive Chairman and the CEO. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three board committees comprised solely of independent directors. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of the Board of Directors by the Executive Chairman, provides our management with appropriate oversight, leadership and guidance. We do not have a lead director, but our non-employee directors meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular board meeting.

Our Board is responsible for overseeing our risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate person within the Company to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Audit Committee also discusses guidelines and policies to govern the process by which risk management is handled. The Audit Committee discusses the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Board believes that the work undertaken by the full Board, together with the work undertaken by the Audit Committee and the other committees, enables the Board to effectively oversee the Company’s risk management function.

Director Compensation

In 2011, the Compensation Committee engaged the services of Cook & Co., an independent compensation consultant, to review the design and competitiveness of the Company’s non-employee director compensation program. Cook & Co.’s review found that the Company’s non-employee director compensation practices were generally consistent with peer group policies and emerging trends.

Standard Board Fees

Our non-employee directors receive the following standard cash compensation:

•	Annual Retainer Fee: $60,000 (payable in equal quarterly installments);

•	Chairman of the Audit Committee: $8,000;

•	Chairman of the Personnel and Compensation Committee: $5,000; and

•	Chairman of the Nominating and Corporate Governance Committee: $5,000.

In addition, each of the non-employee directors will receive an annual grant of restricted stock with a value equal to $60,000 on the date of grant. Such grants generally vest immediately on the initial date of grant.

All members of our Board of Directors are reimbursed for their usual and customary expenses incurred in connection with attending all Board and other committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended December 31, 2011.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Edmund M. Carpenter	65,000		60,000	—	—	125,000
Lyle G. Ganske	66,000	(2)	60,000	—	—	126,000
Michael S. Lipscomb	60,000		60,000	—	—	120,000
Larry McPherson	65,000		60,000	—	—	125,000
James H. Woodward Jr.	62,000	(3)	60,000	—	—	122,000

(1)	These amounts reflect the aggregate grant date fair value of restricted stock awards granted in fiscal year 2011 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 11 to our financial statements for the year ended December 31, 2011, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

(2)	Mr. Ganske became Chairperson of the Audit Committee on March 21, 2011. This amount includes $6,000 which corresponds to the pro-rated cash compensation for the portion of 2011 during which Mr. Ganske served as Chairperson of the Audit Committee.

(3)	Mr. Woodward resigned as Chairperson of the Audit Committee effective March 18, 2011. This amount includes $2,000 which corresponds to the pro-rated cash compensation for the portion of 2011 during which Mr. Woodward served as Chairperson of the Audit Committee.

Stock Ownership Guidelines

In accordance with the recommendation of Cook & Co., on February 13, 2012, our Board of Directors established stock ownership guidelines applicable to the Company’s non-employee directors pursuant to which each non-employee director should retain the value of Company stock equivalent to three (3) times his annual cash retainer. All of these non-employee directors have a five (5) year period to accumulate these specific values.

Compensation Committee Interlocks and Insider Participation.

During our last completed fiscal year, no member of the Compensation Committee was an employee, officer or former officer of Altra. None of our executive officers served on the board of directors or compensation committee of any entity in 2011 that had an executive officer serving as a member of our Board or Compensation Committee.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest, including holding a financial interest in a significant supplier, customer or competitor of the Company, are generally prohibited. However, holding a financial interest of less than 2% in a publicly held company and other limited circumstances are excluded transactions. Our directors and officers are prohibited from using his or her position to influence the Company’s decision relating to a transaction with a significant supplier, customer or competitor to which he or she is affiliated. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Corporate Governance

The Nominating and Corporate Governance Committee’s Role and Responsibilities

Primary responsibility for Altra’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) overseeing the Company’s policies and procedures for the Board’s nomination of persons to stand for election to serve on the Board of Directors by stockholders and consideration of any stockholder nominations of persons to stand for election to the Board of Directors; (ii) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (iii) reviewing annually the composition and size of the Board; (iv) aiding the Board and its committees in their annual self-evaluations; (v) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; (vi) reviewing, monitoring and addressing conflicts of interest of directors and executives officers; and (vii) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the NASDAQ Rules and relevant federal securities laws and regulations: Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb and Larry McPherson.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement during previous evaluations, and develops recommendations to enhance the respective Board or committee effectiveness over the next year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors, including factors such as size, composition, diversity, skills, significant experience and time commitment to Altra.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Altra’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

The Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. Accordingly, when considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Altra’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Corporate Governance Guidelines

The Governance Committee has developed and recommended the Company’s Statement of Governance Principles, Policies and Procedures (the “Governance Principles”) which has been approved by our full Board. Altra’s Governance Principles are available on the Company’s website at http://ir.altramotion.com/governance.cfm.

Majority Voting Policy in Uncontested Director Elections

Our Board has adopted a majority voting policy in uncontested director elections which is set forth in Altra’s Governance Principles. Under the policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. The Governance Committee will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation, taking into account the Governance Committee’s recommendation, within 90 days following the certification of the election results.

Business Conduct and Compliance

Altra maintains a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. It sets forth Altra’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code of Ethics is available on the Company’s website at http://ir.altramotion.com/governance.cfm. Individuals can report suspected violations of the Altra Holdings, Inc. Code of Ethics anonymously by contacting the Altra Compliance and Ethics Hotline at (800) 826-6762.

Altra also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Altra and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. A copy of the Audit Committee’s Whistleblower Policy and procedures may be requested from the Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. In 2008, the Governance Committee implemented a succession plan for the departure of Mr. Hurt as our Chief Executive Officer and the appointment of Mr. Christenson to that position. The Governance Committee is in the process of developing a new succession plan for the Chief Executive Officer position.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-employee directors, or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

All communications to the Board will remain unopened and be promptly forwarded to the Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded from this policy by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Before being discarded, the director(s) to whom such information is addressed is generally informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of March 22, 2012:

Name	Age	Position
Michael L. Hurt	66	Executive Chairman and Chairman of the Board
Carl R. Christenson	52	President and Chief Executive Officer
Christian Storch	52	Vice President and Chief Financial Officer
Glenn E. Deegan	45	Vice President, Legal and Human Resources, General Counsel and Secretary
Gerald P. Ferris	62	Vice President of Global Sales
Todd B. Patriacca	42	Vice President of Finance, Corporate Controller and Treasurer
Craig Schuele	48	Vice President of Marketing and Business Development
William Duff	65	Vice President and General Manager, Overrunning Clutch & Bearings

Michael L. Hurt, P.E., 66, has been our Executive Chairman since January 2009. Prior to his current position, Mr. Hurt served as Chief Executive Officer and a director since our formation in 2004. In November 2006, Mr. Hurt was elected as Chairman of our Board. During 2004, prior to our formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Incorporated, a manufacturer of industrial power transmission products. Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt currently serves as Chairman and a director of Helix Acquisition Holdings, Inc., a manufacturer and marketer of springs and fasteners, and as a member of the Strategic Advisory Board of Genstar Capital. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University.

Carl R. Christenson, 52, has been our Chief Executive Officer since January 2009 and director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Christian Storch, 52, has been our Chief Financial Officer since December 2007. From 2001 to 2007, Mr. Storch was the Vice President and Chief Financial Officer at Standex International Corporation. Mr. Storch also served on the Board of Directors of Standex International from October 2004 to December 2007. Mr. Storch also served as Standex International’s Treasurer from 2003 to April 2006 and Manager of Corporate Audit and Assurance Services from July 1999 to 2003. Prior to Standex International, Mr. Storch was a Divisional Financial Director and Corporate Controller at Vossloh AG, a publicly held German transport technology company. Mr. Storch has also previously served as an Audit Manager with Deloitte & Touche, LLP. Mr. Storch holds a degree in business administration from the University of Passau, Germany.

Glenn E. Deegan, 45, has been our Vice President, Legal and Human Resources, General Counsel and Secretary since June 2009. Prior to his current position, Mr. Deegan served as our General Counsel and Secretary since September 2008. From March 2007 to August 2008, Mr. Deegan served as Vice President, General Counsel and Secretary of Averion International Corp., a publicly held global provider of clinical research services. Prior to Averion, from June 2001 to March 2007, Mr. Deegan served as Director of Legal Affairs and then as Vice President, General Counsel and Secretary of MacroChem Corporation, a publicly held specialty pharmaceutical company. From 1999 to 2001, Mr. Deegan served as Assistant General Counsel of Summit Technology, Inc., a publicly held manufacturer of ophthalmic laser systems. Mr. Deegan previously spent over six years engaged in the private practice of law and also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

Gerald P. Ferris, 62, has been our Vice President of Global Sales since May 2007 and held the same position with Power Transmission Holdings, LLC, our Predecessor, since March 2002. He is responsible for the worldwide sales of our broad product platform. Mr. Ferris joined our Predecessor in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

Todd B. Patriacca, 42, has been our Vice President of Finance, Corporate Controller and Treasurer since February 2010. Prior to his current position, Mr. Patriacca served as our Vice President of Finance, Corporate Controller and Assistant Treasurer since October 2008 and previous to that, as Vice President of Finance and Corporate Controller since May 2007 and as Corporate Controller since May 2005. Prior to joining us, Mr. Patriacca was Corporate Finance Manager at MKS Instrument Inc., a semi-conductor equipment manufacturer since March 2002. Prior to MKS, Mr. Patriacca spent over ten years at Arthur Andersen LLP in the Assurance Advisory practice. Mr. Patriacca is a Certified Public Accountant and holds a B.A. in History from Colby College and an M.B.A. and an M.S. in Accounting from Northeastern University.

Craig Schuele, 48, has been our Vice President of Marketing and Business Development since May 2007 and held the same position with our Predecessor since July 2004. Prior to his current position, Mr. Schuele has been Vice President of Marketing since March 2002, and previous to that he was a Director of Marketing. Mr. Schuele joined our Predecessor in 1986 and holds a B.S. degree in Management from Rhode Island College.

William Duff, 65, has been Vice President and General Manager of our Overrunning Clutch & Bearings platform since April 2007. Mr. Duff has also served as President of Kilian Manufacturing Corp., a subsidiary of Altra, since January 2005. He previously held various management and marketing positions at Kilian, and was a sales engineer at The Torrington Co. Mr. Duff earned a B.S. degree in Industrial Distribution from Clarkson University, and has an M.B.A. from Rutgers University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions for fiscal 2011 relating to the following persons, whom we refer to as our named executive officers:

Carl R. Christenson, President and Chief Executive Officer;

Christian Storch, Chief Financial Officer;

Gerald P. Ferris, Vice President of Global Sales;

Glenn E. Deegan, Vice President, Legal and Human Resources, General Counsel and Secretary; and.

William Duff, Vice President and General Manager, Overrunning Clutch & Bearings.

Personnel and Compensation Committee

The Personnel and Compensation Committee of the Board of Directors (the “Compensation Committee”), as further discussed in this Proxy Statement under the caption “Committees of the Board of Directors,” has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, to review and approve equity grants to directors and executive officers and to determine and approve annually all compensation relating to the CEO and the other executive officers of the Company. The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensation. The Compensation Committee has the authority to engage the services of independent compensation consultants and engaged The Hay Group in 2007 and Frederic W. Cook & Co., Inc. (“Cook & Co.”) in 2011 to conduct reviews of the competitiveness of the Company’s executive and non-employee director compensation programs. The Compensation Committee meets a minimum of two times annually to review executive compensation programs, determine compensation levels and performance targets, review management performance, and approve final executive bonus distributions.

Objectives of Our Compensation Programs

We believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success. To this end, our compensation program for executive officers is structured to achieve the following objectives:

Recruiting and Retention of Talented Professionals

We believe that it is primarily the dedication, creativity, competence and experience of our workforce that enables us to compete, given the realities of the industry in which we operate. We aim to compensate our executives at competitive levels in order to attract and retain highly qualified professionals critical to our success. There are many important factors in attracting and retaining qualified individuals. Compensation is one of them but not the only one.

Alignment of Individual and Short-Term and Long-Term Organizational Goals

We seek to align the short-term interests of our executives with those of our stockholders by structuring a significant portion of executive compensation as a performance-based bonus. In particular, the level of cash incentive compensation is determined by the use of annual performance targets, which we believe encourages superior short-term performance and operating results for the organization.

We strive to align the long-term interests of our executives with those of our stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive programs. Our equity compensation program for executives is designed to link the long-term compensation levels of our executives to the creation of lasting stockholder value.

Rewarding Meaningful Results

We believe that compensation should be structured to encourage and reward performance that leads to meaningful results for the Company. Both our cash and equity incentive compensation programs are tied primarily to each executive’s contribution to sales and earnings growth and working capital management of Altra. Our strategy is to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group, through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards.

Elements of Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on our financial performance and achievement of individual objectives;

•	Long-term incentive compensation through grants of equity-based awards, which have traditionally been in the form of restricted stock;

•	Participation in retirement benefits through a 401(k) Savings Plan;

•	Severance benefits payable upon termination under specified circumstances to our key executive officers;

•

Medical and dental benefits that are available to substantially all our employees. We share the expense of such health benefits with our employees, with the cost depending on the level of benefits coverage an employee elects to receive. Our health plan offerings are the same for our executive officers and our other non-executive employees; and

•

Our named executive officers are provided with the same short-term and long-term disability insurance benefits as our other salaried employees. Additionally, our named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Base salary, as well as other benefits such as 401(k) participation, severance, health care and life and disability insurance, are intended to provide a level of income and benefits commensurate with the executive’s position, responsibilities and contributions to the Company. We believe the combined value of base salary, annual cash incentives and other fringe benefits should be competitive with the salary, bonus and general benefits provided to similarly situated executives in the industry.

We compensate our executives through programs that emphasize performance-based incentive compensation. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals.

Through our annual cash bonus program, we attempt to tailor performance goals to each individual executive officer and to our current priorities and needs. Through our long-term, non-cash incentive compensation, we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time through awards of restricted stock.

How We Determine the Amounts We Pay

The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensation. The Compensation Committee has the authority to engage the services of independent compensation consultants and engaged the Hay Group in 2007 and Cook & Co. in 2011 to assist the Compensation Committee in identifying comparable companies for benchmarking purposes (our “compensation peer group”) and to conduct reviews of the competitiveness of the Company’s executive and non-employee director compensation programs.

With the assistance of Cook & Co., the Compensation Committee has established our compensation peer group for 2012 which is comprised of the following companies:

Actuant Corporation	CLARCOR Inc.	ESCO Technologies, Inc.	L.B. Foster Company
Blount International, Inc.	Colfax Corporation	The Gorman-Rupp Company	NN, Inc.
Chart Industries, Inc.	Columbus McKinnon Corp.	JBT Corporation	RBC Bearings Incorporated
Circor International, Inc.	EnPro Industries, Inc.	Kaydon Corporation	Robbins & Myers, Inc.

We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in our Company. Our compensation peer group companies were chosen because they are similar to Altra in terms of size, industry and business mix. We believe the quality of these organizations will allow Altra to maintain a high level of continuity in the peer group, providing a consistent measure for benchmarking compensation.

The Compensation Committee received Cook & Co.’s report during early 2012, which indicated that certain of the Company’s executive officers received base salary compensation below median levels for the Company’s compensation peer group. Cook & Co. recommended that the Compensation Committee consider increasing certain executive officer base salaries to more closely reflect market median levels as part of the Company’s annual salary review process. Cook & Co.’s report also indicated that the total target annual compensation (the sum of base salary and target bonus) and the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers are below market median levels. Cook & Co. recommended that the Compensation Committee consider evaluating whether modifications to the Company’s target bonus and long-term incentive opportunities are warranted by factors such as internal parity considerations, retention needs, affordability, and external competition for talent.

Base Salary

Base salaries for executives are determined by the Compensation Committee or the Board based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions at other companies within the compensation peer group, as well as internal comparisons of the relative compensation paid to the members of our executive team.

In addition, our CEO makes recommendations to the Compensation Committee with respect to the base compensation of our executives other than himself. In the case of the CEO, the Compensation Committee evaluates his performance and makes a recommendation of base compensation to the Board. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee or the Board. Pursuant to the employment agreements the Company has entered into with Messrs. Hurt, Christenson and Storch, the Board may not reduce, but may increase, their base salaries so long as their employment agreements are in effect. For further discussion of the employment agreements, see the section entitled “Employment Agreements” in this Proxy Statement.

On February 11, 2011, the Compensation Committee approved the 2011 compensation for the following named executive officers (effective on January 1, 2011) after a review of competitive market data and consideration of current market and economic conditions. Increases in base salary were approved by the Compensation Committee based on a review of data from market surveys and proxy statements as well as the Compensation Committee’s philosophy that the Company’s executives should be paid at a competitive market rate while taking into account the performance of the Company and the performance and experience of the individual executive. For the year 2011, the named executive officers will receive base salaries as set forth below.

On February 13, 2012, the Compensation Committee approved the 2012 compensation for the following named executive officers (effective on January 1, 2012) after a review of the Cook & Co. report, competitive market data and consideration of current market and economic conditions, as well as performance of the Company and the performance and experience of the individual executive. For the year 2012, the named executive officers will receive base salaries as set forth in the table below.

Officer	2011 Base Salary	2012 Base Salary	Percentage Increase
Carl R. Christenson	$525,000	$575,000	10.0%
Christian Storch	$360,706	$371,527	3.0%
Gerald P. Ferris	$218,545	$225,101	3.0%
Glenn E. Deegan	$231,750	$250,000	8.0%
William Duff	$218,545	$225,101	3.0%

Annual Cash Incentives

Our executive officers (with the exception of Mr. Hurt) are eligible to participate in the Company’s Management Incentive Compensation Program (“MICP”). Under the MICP, the Compensation Committee establishes an annual target bonus opportunity for each of our executive officers based upon the Company’s achievement of certain financial performance targets. The financial performance targets in 2011 were based on adjusted EBITDA, working capital management, and sales and earnings per share (“sales/EPS”) growth goals. The adjusted EBITDA target consists of earnings before interest, income taxes, depreciation and amortization and is adjusted further for certain non-recurring costs, including, but not limited to, inventory fair value adjustments recorded in connection with acquisitions. The adjusted EBITDA target for fiscal 2011 was approximately $99.5 million. The working capital management target is based on the number of working capital turns for the year. The working capital management target for fiscal 2011 was approximately 4.87 turns. The sales/EPS growth component of the MICP is based on the growth of sales and non-GAAP adjusted earnings per diluted share. The baselines for measuring sales/EPS growth for the 2011 MICP were budgeted 2011 net sales of approximately $629.8 million and budgeted 2011 non-GAAP adjusted earnings per diluted share of $1.33. Our executive officers are not entitled to a bonus under the MICP if the Company does not achieve at least 80% of the adjusted EBITDA target.

The Compensation Committee annually establishes a target bonus opportunity for each executive officer which represents the percentage of base salary to be received by the executive officer as a cash bonus if the Company meets its adjusted EBITDA and working capital management targets. This target percentage is then adjusted upwards or downwards by plotting actual adjusted EBITDA results on an established adjusted EBITDA target performance grid (“EBITDA Multiplier”). The resulting percentage is then further adjusted upwards or downwards by plotting actual working capital turns on an established working capital turns performance grid (“Working Capital Turns Multiplier”). The resulting percentage may then be further adjusted upward, but not downward, by plotting actual sales and non-GAAP adjusted earnings per diluted share on an established sales/EPS performance grid (“Sales/EPS Multiplier”). With respect to Mr. Duff, twenty five percent of Mr. Duff’s bonus is calculated based upon the Company’s overall adjusted EBITDA target and the remaining seventy five percent of his bonus is calculated, in a similar fashion as described above, using adjusted EBITDA established for the Overrunning Clutch & Bearings business platform for which he is responsible. The working capital portion of Mr. Duff’s bonus is calculated using working capital management targets established for the Overrunning Clutch & Bearings business platform for which he is responsible. The Sales/EPS Multiplier applies to that portion of Mr. Duff’s bonus that is based upon the Company’s overall adjusted EBITDA target.

The Company’s actual results for fiscal 2011 were: (i) adjusted EBITDA of approximately $102 million which exceeded the adjusted EBITDA target and resulted in an EBITDA Multiplier of 1.1, (ii), working capital turns of approximately 4.58 which was less than the working capital management target and resulted in a Working Capital Multiplier 0.94, and (iii) sales of approximately $675 million and non-GAAP adjusted earnings per diluted share of $1.38 which resulted in a Sales/EPS Multiplier of 1.1. Based upon these results and the combined above-target performance of the Company, the Compensation Committee approved bonuses to each of Messrs. Christenson, Storch, Ferris, Deegan and Duff as set forth in the table below.

Officer	2011 Target Bonus – Percentage of Base Salary	2011 Actual Bonus Payout $	2011 Actual Bonus Payout – Percentage of Base Salary	2011 Actual Bonus Payout – Percentage of Target Bonus
Carl R. Christenson	75%	$447,851	85%	114%
Christian Storch	50%	$205,134	57%	114%
Gerald P. Ferris	50%	$124,287	57%	114%
Glenn E. Deegan	40%	$105,437	45%	114%
William Duff	35%	$98,271	45%	128%

Any bonuses earned are fully paid in cash following the end of the year earned and after the completion of the consolidated financial statement audit.

To further clarify the bonus calculation, the following is an example calculation for Mr. Christenson:

Base Salary	Target %	Target $	EBITDA Multiplier	Working Capital Turns Multiplier	Sales/EPS Growth Multiplier	Bonus Payment(1)
$525,000	75%	$393,750	1.1	0.94	1.1	$447,851

(1)	(447,851 = 393,750 * 1.1 * 0.94 * 1.1)

As our Executive Chairman, Mr. Hurt is not eligible to participate in the Company’s MICP.

Discretionary Bonus

In addition to the amounts earned under the MICP, the Compensation Committee has recognized that certain special situations may arise where the Company may benefit from an employee significantly exceeding expectations and that such performance may warrant additional compensation. The Compensation Committee therefore granted our CEO the authority to award up to an aggregate of $250,000 worth of additional discretionary bonuses in 2011 to Company employees for services the CEO determines to be beneficial to the Company and above and beyond the scope of such employee’s regular services. No named executive officers received discretionary bonuses during 2011.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the Company. We issue equity-based compensation in the form of restricted stock, which generally vests ratably over a period of years. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s stockholders.

The Compensation Committee awards long-term incentive grants to the Company’s executive officers as a component of total compensation to further align executive officers’ compensation with the long-term performance of the Company and to aid in retention. The Compensation Committee has established a target long-term incentive opportunity for each executive officer which represents a percentage of base salary to be received annually by the executive officer as a long term incentive grant. In setting the target percentage of base salary for the long-term incentive grant, the Compensation Committee considers compensation peer group benchmarking data and, historically, recommendations provided by The Hay Group, an independent compensation consultant retained by the Compensation Committee in 2007. The Compensation Committee may then adjust the incentive grant upwards or downwards in its discretion. Messrs. Christenson, Storch, Ferris, Deegan and Duff have target incentive grant percentages equal to 150%, 50%, 35%, 35% and 35% of their respective base salary. On February 11, 2011 and February 13, 2012, the Compensation Committee approved the following grants of restricted stock for each of the named executive officers set forth below:

Officer	2011 Number of Restricted Shares Granted(1)	2011 Stock Value at Time of Grant	2012 Number of Restricted Shares Granted(2)	2012 Stock Value at Time of Grant
Carl R. Christenson	35,893	$787,500	40,398	$862,500
Christian Storch	8,220	$180,353	8,701	$185,764
Gerald P. Ferris	3,486	$76,491	3,690	$78,785
Glenn E. Deegan	3,697	$81,113	4,098	$87,500
William Duff	3,300	$72,402	3,690	$78,785

(1)	Shares vest in equal annual installments on August 15, 2011, August 15, 2012, August 15, 2013 and August 15, 2014.
(2)	Shares vest in equal annual installments on August 15, 2012, August 15, 2013, August 15, 2014 and August 15, 2015.

The Compensation Committee did not adjust any of the above grants from the target percentage, with the exception of Mr. Duff’s 2011 grant which was adjusted from a target incentive grant percentage of 35% to 33%.

Discretionary Equity Incentive Compensation

In addition to long-term equity-based compensation, the Compensation Committee has recognized that certain special situations may arise where the Company may benefit from an employee significantly exceeding expectations and that such performance may warrant additional compensation. The Compensation Committee therefore granted our CEO the authority to award up to an aggregate of 25,000 shares of restricted stock in 2011 to Company employees, on such terms, including vesting periods, as the CEO may determine in his discretion, for services the CEO determines to be beneficial to the Company and above and beyond the scope of such employee’s regular services. No named executive officers received discretionary stock awards during 2011.

Other Benefits

We have a 401(k) plan in which the named executive officers currently participate. We also have a frozen defined benefit plan from which Mr. Ferris is eligible to receive benefits. We also provide life, disability, medical and dental insurance as part of our compensation package. The Compensation Committee considers all of these plans and benefits when reviewing the total compensation of our executive officers.

For 2011, the 401(k) plan offered a company match of $0.50 for every $1.00 contributed by a named executive officer to the plan, up to 6% of the executive officer’s eligible compensation subject to applicable IRS maximums. For 2011, the Company also contributed an amount equal to 3% of a named executive officer’s eligible compensation (2% in the case of Mr. Duff) to their account regardless of the amount of the contributions made by the named executive officer.

Mr. Ferris previously participated in the Colfax PT Pension Plan; however on December 31, 1998 participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of sixty-five, Mr. Ferris will receive annual payments of approximately $38,661. As part of its acquisition of Power Transmission Holding LLC from Colfax Corporation, the Company assumed certain liabilities of the Colfax PT Pension Plan, including such future payments to Mr. Ferris.

The named executive officers are provided with the same short-term and long-term disability benefits as our other salaried employees. Additionally, the named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

Perquisites

We do not provide the named executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance, tax preparation or other similar benefits with the exception of Mr. Ferris, our Vice President of Global Sales, who as a sales executive has use of a company-leased automobile.

Stock Ownership Guidelines

The Compensation Committee has established the following stock ownership guidelines for certain of the Company’s senior executive positions, including those held by Messrs. Christenson, Storch, Ferris, and Deegan:

•

Carl R. Christenson — As President and Chief Executive Officer, Mr. Christenson should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to five (5) times his base annual salary.

•

Christian Storch — As Chief Financial Officer, Mr. Storch should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to three (3) times his base annual salary.

•

Gerald P. Ferris — As Vice President of Global Sales, Mr. Ferris should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to one (1) time his base annual salary.

•

Glenn E. Deegan — As Vice President, Legal and Human Resources, General Counsel and Secretary, Mr. Deegan should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to one (1) times his base annual salary.

All of these executive officers have a five (5) year period to accumulate these specific values.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the next four most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment to the Company and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Change of Control Matters, Employment Contracts and Other Agreements

Employment Agreements

Two of our named executive officers, Messrs. Christenson and Storch, have entered into employment agreements with us and our wholly-owned subsidiary Altra Industrial Motion, Inc. Mr. Christenson entered into his employment agreement in early January 2005, which was subsequently amended on March 3, 2009 (with such amendment effective as of January 1, 2009). Under the terms of his employment agreement, Mr. Christenson has a five-year employment term, beginning on January 1, 2009, following which the agreement automatically renews for successive one-year terms unless either Mr. Christenson or Altra terminates the agreement upon 6 months prior notice to such renewal date. Mr. Storch entered into his employment agreement in December 2007. Under the terms of his employment agreement, Mr. Storch has a five-year employment term. Each of the employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without

“cause” or departure for “good reason,” Messrs. Christenson and Storch are entitled to severance equal to 12 months’ salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Christenson’s unvested restricted stock received from our Incentive Plan shall automatically vest. Any payments upon termination are subject to certain conditions including compliance with the non-competition, non-solicitation, non-disclosure and non-disparagement provisions described above. Under the terms of his employment agreement, upon the death or disability of Mr. Christenson, all of Mr. Christenson’s unvested restricted stock received from the Company’s Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Christenson and Storch is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra Industrial Motion, Inc. generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra Industrial Motion, Inc.

Change of Control Provisions

Pursuant to the terms of the employment agreements discussed above under the caption “Employment Agreements,” we provide benefits to Messrs. Christenson and Storch upon termination of employment from the Company under certain circumstances. The benefits described under the caption “Employment Agreements” are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e. vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

The Company and its wholly-owned subsidiary, Altra Industrial Motion, Inc., have entered into change of control agreements, effective as of October 28, 2008, with each of our named executive officers (collectively, the “Executives”). The change of control agreements provide that, subject to certain conditions, including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that (a) the Executive is terminated without cause or such Executive terminates employment for good reason within 24 months following a change of control of the Company (as defined in the change of control agreements) or (b) the Executive is terminated without cause in anticipation of a change of control of the Company within 90 days prior to such change of control (each, a “triggering event”), such Executive will be entitled to certain benefits. Such benefits include (i) a lump sum amount payable in cash equal to the sum of (A) a multiple (shown below for each of the named executive officers) of the Executive’s annual base salary then in effect and (B) a multiple (shown below for each of the “named executive officers”) of the Executive’s target bonus amount for the year of termination and (ii) continuation of medical and dental benefits for up to 18 months (period shown below for each of the “named executive officers”) following the date of termination. In addition, upon a change of control, the Executive will be entitled to an amount equal to such Executive’s pro-rated bonus for the year of termination and all of such Executive’s outstanding equity incentive awards will automatically vest in full and be exercisable as of the date of termination.

Executive	Title	Multiple of Base Salary and Target Bonus	Medical and Dental Continuation

Carl R. Christenson	President and Chief Executive Officer	2x	18 Months

Christian Storch	Chief Financial Officer	2x	18 Months

Gerald P. Ferris	Vice President of Global Sales	1.5x	18 Months

Glenn E. Deegan	Vice President, Legal and Human Resources, General Counsel and Secretary	1.5x	18 Months

William Duff	Vice President and General Manager, Overrunning Clutch & Bearings	1.0x	12 Months

Because Messrs. Christenson and Storch also have employment agreements with the Company, the change of control agreements for these Executives provide that in the event of a triggering event, such Executive shall be entitled to receive benefits and payments under only one of the employment agreement or the change of control agreement, whichever is more favorable to the Executive at the time of such triggering event.

As more fully discussed in the caption “2004 Equity Incentive Plan” in this Proxy Statement, the Compensation Committee has the authority to affect immediate vesting of various employee incentive awards upon a change of control of Altra. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

Executive Severance Policy

The Compensation Committee has approved an Executive Severance Policy, effective as of November 1, 2008, applicable to officers of the Company holding the title of Vice President or Vice President and General Manager, including three named executive officers, Gerald P. Ferris, Glenn E. Deegan and William Duff (collectively, the “Vice Presidents”). The Executive Severance Policy provides that, subject to certain conditions including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that a Vice President is terminated without cause by the Company, such Vice President will be entitled to continue receiving his base salary and medical and dental benefits for a period of 12 months following such termination. In the event a Vice President enters into a written agreement with the Company regarding severance, including a change of control agreement, the terms and conditions of such written agreement shall control with respect to the termination circumstances covered by such agreement and the Vice President shall not be eligible to receive benefits under this policy.

Amounts payable to our named executive officers due to termination of employment or a change of control under any employment agreements or otherwise are disclosed in further detail in the table entitled “Potential Post-Employment Payments to Named Executive Officers” contained in this Proxy Statement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Retirement

As part of the acquisition of Power Transmission Holding LLC (“PTH”) from Colfax Corporation, we agreed to assume active pension plan liabilities of PTH, including certain liabilities under its Colfax PT Pension Plan. Mr. Ferris previously participated in the Colfax PT Pension Plan; however, on December 31, 1998, his participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of 65, Mr. Ferris will receive annual payments of approximately $38,661. These amounts were determined from a formula set forth in the plan and are based upon (i) a participant’s years of service, (ii) a participant’s compensation at the time the plan was frozen, and (iii) a standard set of benefit percentage multipliers. The assumed liabilities of the Colfax PT Pension Plan, including the retirement benefits payable to Mr. Ferris, will be managed under the Altra Industrial Motion, Inc. Retirement Plan, which has been frozen at identical levels to the Colfax PT Pension Plan.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote to approve executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At the 2011 Annual Meeting, more than 96% of the votes cast on the advisory vote on executive compensation proposal (Proposal 3) were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results. As noted above, the Compensation Committee did engage Cook & Co. in 2011 to assist in identifying an updated and expanded compensation peer group and in reviewing the competitiveness of the Company’s executive compensation programs.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting. Accordingly, our Board of Directors recommends that you vote FOR Proposal 4 at the Annual Meeting. For more information, see “Proposal 4. Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (“Say on Pay”)” in this proxy statement.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Personnel and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Personnel and Compensation Committee:

Edmund M. Carpenter (Chairman)
Larry McPherson
Michael S. Lipscomb

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid during fiscal 2009, 2010, and 2011 to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2011. We refer to these executive officers as the named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary		Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total Compensation
Carl R. Christenson	2011	$526,042		—	$787,500	$447,851	$19,440	(3)	$1,780,833
President and Chief Executive	2010	478,129		—	750,000	1,193,063	38,883		2,460,075
Officer	2009	391,327	(8)	—	550,876	236,513	24,144		1,202,860

Christian Storch	2011	361,144		—	180,353	205,134	22,452	(4)	769,083
Vice President and Chief	2010	347,225		—	175,100	557,081	34,049		1,113,455
Financial Officer	2009	319,437	(8)	—	170,002	126,140	22,397		637,976

Gerald Ferris	2011	218,810		—	76,491	124,287	20,189	(5)	439,777
Vice President of Global Sales	2010	210,356		—	74,263	337,525	28,409		650,553
	2009	197,403	(8)	—	72,100	76,426	25,565		371,494

Glenn Deegan	2011	232,031		—	81,113	105,437	17,910	(6)	436,491
Vice President, Legal and	2010	217,708		—	78,750	286,335	23,634		606,427
Human Resources, General	2009	191,654	(8)	—	70,000	50,000	11,261		322,915
Counsel and Secretary

William Duff	2011	218,545		—	72,402	98,271	20,217	(7)	409,435
Vice President of Overrunning	2010	210,120		—	63,651	157,438	14,984		446,193
Clutch & Bearings	2009	197,403	(8)	—	61,801	96,272	6,220		361,696

(1)	These amounts reflect the aggregate grant date fair value of awards for awards granted in fiscal years 2011, 2010, and 2009 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 11 to our financial statements for the year ended December 31, 2011, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

(2)	Paid in March of the subsequent year under the Company’s Management Incentive Compensation Program.

(3)	Represents our 401(k) contribution of $12,090 and premiums paid for medical, dental, life and disability benefits.

(4)	Represents our 401(k) contribution of $15,102 and premiums paid for medical, dental, life and disability benefits.

(5)	Represents our 401(k) contribution of $14,719 and premiums paid for medical, dental, life and disability benefits.

(6)	Represents our 401(k) contribution of $10,949 and premiums paid for medical, dental, life and disability benefits.

(7)	Represents our 401(k) contribution of $12,867 and premiums paid for medical, dental, life and disability benefits.

(8)	Includes a voluntary, temporary reduction in base salary for a portion of 2009.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock & Option Awards($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Carl R. Christenson	2/11/11	—	—	—	—	—	—	35,893	$787,500
Christian Storch	2/11/11	—	—	—	—	—	—	8,220	180,353
Gerald P. Ferris	2/11/11	—	—	—	—	—	—	3,486	76,491
Glenn E. Deegan	2/11/11	—	—	—	—	—	—	3,697	81,113
William Duff	2/11/11	—	—	—	—	—	—	3,300	72,402

(1)	These amounts reflect the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 11 to our financial statements for the year ended December 31, 2011, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

The following table presents information concerning the number and value of restricted stock that has not vested for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2011.

Outstanding Equity at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Carl R. Christenson	—	—	—	—	82,481	(1)	$1,553,117
Christian Storch	—	—	—	—	25,627	(2)	482,556
Gerald P. Ferris	—	—	—	—	8,750	(3)	164,763
Glenn E. Deegan	—	—	—	—	10,245	(4)	192,913
William Duff	—	—	—	—	7,734	(5)	145,631

(1)	46,675 restricted shares will vest in August 2012, 26,832 restricted shares will vest in August 2013, and 8,974 restricted shares will vest in August 2014.

(2)	5,000 restricted shares will vest in December 2012, 12,348 restricted shares will vest in August 2013, 6,224 restricted shares will vest in August 2013, and 2,055 restricted shares will vest in August 2014.

(3)	5,237 restricted shares will vest in August 2012, 2,641 restricted shares will vest in August 2013, and 872 restricted shares will vest in August 2014.

(4)	5,321 restricted shares will vest in August 2012, 2,799 restricted shares will vest in August 2013, 925 restricted shares will vest in August 2014, and 600 restricted shares will vest in both September 2012 and 2013.

(5)	4,783 restricted shares will vest in August 2012, 2,126 restricted shares will vest in August 2013, and 825 restricted shares will vest in August 2014.

The following table presents information concerning the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2011. The Company has not granted any options.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carl R. Christenson	—	—	53,430	$923,585
Christian Storch	—	—	17,348	311,924
Gerald P. Ferris	—	—	6,563	114,764
Glenn E. Deegan	—	—	5,921	104,276
William Duff	—	—	5,324	93,641

Pension Benefits

The following table presents information concerning payments or other benefits for our named executive officers in connection with their retirement.*

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year($)
Carl R. Christenson	—	—	—	—
Christian Storch	—	—	—	—
Gerald P. Ferris(1)	Altra Industrial Motion, Inc. Retirement Plan	20.66	$317,973	—
Glenn E. Deegan	—	—	—	—
William Duff	—	—	—	—

*	For further discussion of the valuation method and material assumptions used in quantifying the present value of accumulated benefit, see Note 9 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(1)	Reflects pension benefits accrued for Mr. Ferris under PTH’s Colfax PT Pension Plan, which Altra assumed in connection with its acquisition of PTH. Mr. Ferris’ participation in and benefits accrued under such plan were frozen since December 31, 1998. The Altra Industrial Motion, Inc. Retirement Plan manages the assumed liabilities under the Colfax PT Pension Plan. Under the provisions of the Colfax PT Pension Plan, upon reaching the normal retirement age of 65, Mr. Ferris will receive annual payments of approximately $38,661. Mr. Ferris is eligible to receive a reduced annual payment in the event of his early retirement. For further discussion, please see the section of this Proxy Statement entitled “Retirement.”

2004 Equity Incentive Plan

Our 2004 Equity Incentive Plan, or Incentive Plan, permits the grant of restricted stock, stock units, stock appreciation rights, cash, non-qualified stock options and incentive stock options to purchase shares of our common stock, par value $0.001 per share. Currently, the maximum number of shares of our common stock that may be issued under the terms of the Incentive Plan is 3,004,256 and the maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Code) is 1,750,000 shares. The Compensation Committee of our Board of Directors administers the Incentive Plan and has discretion to establish the specific terms and conditions for each award. Our employees, consultants and directors are eligible to receive awards under our Incentive Plan. Stock options, stock appreciation rights, restricted stock, stock units and cash awards may constitute performance-based awards in accordance with Section 162(m) of the Code at the discretion of the Compensation Committee. Any grant of restricted stock under the Incentive Plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in equal annual installments over a period of years. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting a change of control. Other than Mr. Hurt’s and Mr. Christenson’s grants, upon a participant’s termination of employment (other than for cause), unless the Board or Compensation Committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. Under the terms of his employment agreement, in the event Mr. Hurt’s employment is terminated by us other than for cause, or terminates for good reason, all of his unvested restricted stock awards shall vest automatically. Under the terms of his employment agreement, in the event Mr. Christenson’s employment is terminated by us other than for cause, or terminates for good reason, all of his unvested restricted stock awards shall vest automatically.

The following table presents information concerning our 2004 Equity Incentive Plan as of December 31, 2011.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders(1)	—	$—	293,460
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	—	$—	293,460

(1)	The 2004 Equity Incentive Plan was approved by the Company’s stockholders prior to the initial public offering.

Potential Payments Upon Termination or Change-In-Control

The applicable employment agreement, change of control agreement, or executive severance policy control payments to the named executive officers upon termination or a change in control of the Company. Please refer to “Change of Control Matters, Employment Contracts, and Other Agreements” in the “Compensation Discussion & Analysis” section in this Proxy Statement for a detailed discussion of the terms of each of these agreements.

The estimated payments and benefits that would be provided to each named executive officer as a result of a termination (i) upon death or disability, (ii) without cause or for good reason, (iii) involuntary with cause or voluntary without good reason, or (iv) upon a change in control are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 31, 2011 and the individual was employed for the full year of fiscal 2011. The amounts in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

	Carl R. Christenson				Christian Storch
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance(1)	$—	$525,000	$—	$1,050,000	$—	$360,706	$—	$721,412
Health Insurance(1)	—	10,000	—	15,000	—	10,000	—	15,000
Restricted Stock(2)	—	1,553,117	—	1,553,117	—	—	—	482,556
Performance Bonus(1)	447,851	447,851	447,851	1,235,351	205,134	205,134	205,134	565,840
Total	$447,851	$2,535,968	$447,851	$3,853,468	$205,134	$575,840	$205,134	$1,784,808

	Gerald P. Ferris(3)				Glenn E. Deegan
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance(1)	$—	$218,545	$—	$327,818	$—	$231,750	$—	$347,625
Health Insurance(1)	—	10,000	—	15,000	—	10,000	—	15,000
Restricted Stock(2)	—	—	—	164,763	—	—	—	192,913
Performance Bonus(1)	—	—	—	288,197	—	—	—	244,487
Total	$—	$228,545	$—	$795,777	$—	$241,750	$—	$800,025

	William Duff
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance(1)	$—	$218,545	$—	$218,545
Health Insurance(1)	—	10,000	—	10,000
Restricted Stock(2)	—	—	—	145,631
Performance Bonus(1)	—	—	—	174,762
Total	$—	$228,545	$—	$548,938

(1)	Cash severance, health insurance and performance bonus amounts payable upon termination as reflected herein were determined by the terms of the applicable employment agreement (with respect to Messrs. Christenson and Storch), executive severance policy (with respect to Messrs. Ferris, Deegan and Duff), or change of control agreement, which are further discussed in this Proxy Statement under the captions “Executive Severance Policy” and “Change of Control Provisions.”

(2)	The restricted stock values were determined using the number of shares that will immediately vest upon termination per the applicable agreement multiplied by Altra’s stock price at December 31, 2011.

(3)	Mr. Ferris will be entitled to receive certain annual pension payments upon reaching the normal retirement age of 65 or a reduced benefit if earlier than normal retirement age, as further described in this Proxy Statement under the caption “Retirement.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Altra’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Altra’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent external auditor for fiscal year ended December 31, 2011) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Altra’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114 The Auditor’s Communication with Those Charged with Governance.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Altra’s internal controls, and the overall quality of Altra’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and filed with the SEC.

AUDIT COMMITTEE

Lyle G. Ganske (Chairman)

Edmund M. Carpenter

Michael S. Lipscomb

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Altra and its subsidiaries for the fiscal year ending December 31, 2012. D&T served as our independent auditor for fiscal years 2011, 2010 and 2009. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Altra’s independent auditor for fiscal year 2012. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

Auditor Fees

The aggregate professional fees billed or to be billed by D&T for the audit of our annual financial statements for fiscal 2011 and 2010 and fees billed or to be billed for audit related services, tax services and all other services rendered by D&T for these periods are as follows (in thousands):

	Deloitte & Touche LLP
	2011	2010
Audit Fees(1)	$1,850	$1,665
Audit Related Fees(2)	209	74
Tax Fees(3)	344	80
All Other Fees(4)	175	198

Total	$2,578	$2,017

(1)	Audit Fees for the years ended December 31, 2011 and 2010 were for professional services provided for the audit of the Company’s consolidated financial statements, statutory audits, audit of internal controls, consents and assistance with review of documents filed with the SEC.

(2)	Audit Related Fees for the year ended December 31, 2011 were for services related to beginning balance audit procedures related to the Company’s acquisition of the Bauer Gear Motor business and the issuance of our Convertible Senior Notes.

(3)	Tax Fees for the years ended December 31, 2011 and 2010 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with acquisitions, mergers and foreign operations.

(4)	Other Fees for the years ended December 31, 2011 and 2010 were for services related to evaluation of and assistance with proposed acquisitions.

Pre-Approval of Audit and Non-Audit Services

Altra’s Audit Committee is responsible for appointing Altra’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services

Under the policy, the Audit Committee is to approve the engagement of Altra’s independent auditor each fiscal year and pre-approve each audit and audit-related service to be performed by such independent auditor, including, but not limited to, the audit of Altra’s financial statements and the provision of an attestation report on management’s evaluation of Altra’s internal controls over financial reporting. As noted above, the Audit Committee must specifically approve, in advance, any proposed change in the nature, scope or extent of any internal control related service.

Non-Audit Services

In accordance with the pre-approval policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee will approve the provision of only those non-audit services deemed permissible under the federal securities laws and regulations. The Audit Committee may delegate to the Chair of the Audit Committee the authority to approve additional permissible non-audit services to be performed by the independent auditor, provided that the full Audit Committee shall be informed of such approval at its next scheduled meeting.

All services performed by D&T in fiscal 2011 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3. APPROVAL OF AN AMENDMENT TO, AND THE MATERIAL TERMS OF,

THE 2004 EQUITY INCENTIVE PLAN

General

Since prior to the completion of its Initial Public Offering in December 2006, Altra has had in effect the Altra Holdings, Inc. 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan” or the “Plan”). The 2004 Equity Incentive Plan is designed to provide an additional incentive to and for the retention of executives, employees and directors that we believe are key to the success of Altra. The Board believes the Plan has been highly effective in providing such incentive and retention benefits. The Board also believes that for Altra to continue to attract and retain outstanding individuals, it must continue to have incentive plans of these types in place.

Our Board adopted the 2004 Equity Incentive Plan on November 21, 2004 and our stockholders approved the Plan in May 2005. The 2004 Equity Incentive Plan originally authorized 4,000,000 shares of the Company’s common stock, on a pre-reverse split basis, to be reserved for issuance pursuant to the terms of the Plan. In 2006, the Board adopted two amendments to the 2004 Equity Incentive Plan. The first amendment increased the number of shares reserved for issuance under the plan by 500,000 and the second amendment further increased the number of shares reserved for issuance under the plan by 1,508,512. Our stockholders approved these amendments to the Plan in November 2006. As a result of these two amendments, the total shares reserved for issuance under the 2004 Equity Incentive Plan on a pre-reverse split basis was 6,008,512. Following a reverse split of our common stock in November 2006 prior to our Initial Public Offering, the total shares reserved for issuance under the 2004 Equity Incentive Plan on a post-reverse split basis is 3,004,256 and the maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) is 1,750,000 shares. There have been no amendments to the 2004 Equity Incentive Plan since 2006.

The 2004 Equity Incentive Plan includes provisions necessary to take advantage of the “qualified performance-based compensation” exception to the tax deduction limits of Section 162(m) of the Code. Section 162(m) of the Code prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Altra’s taxable year, is Altra’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer. Stockholder approval of the material terms of the 2004 Equity Incentive Plan is required to allow Altra to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of awards under the 2004 Equity Incentive Plan. The material terms that must be approved include: (1) the employees eligible to receive the performance-based compensation; (2) the maximum amount of performance-based compensation that can be paid to any employee in a specified period; and (3) the performance criteria under which the performance-based compensation will be determined.

Eligible participants in the 2004 Equity Incentive Plan include our officers, employees, consultants and non-employee directors. Since the adoption of the 2004 Equity Incentive Plan, our executives and directors have received the majority of the awards that have been granted. The 2004 Equity Incentive Plan provides for the granting of stock options (both “incentive stock options” as defined in Section 422 of the Code and nonqualified stock options), stock appreciation rights, restricted stock, stock units and cash awards. No participant may be granted awards relating to more than 500,000 shares in any one fiscal year of Altra. For this purpose, the fiscal year in which a performance goal is met is the year in which this limitation applies, regardless of any continuing service-based vesting or other conditions relating to settlement of the award. The 2004 Equity Incentive Plan includes a list of business criteria upon which performance-based awards may be based.

As of March 22, 2012, 26,942,734 shares of Altra’s common stock were issued and outstanding and 159,897 shares remained available for future issuance under the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan is the only active plan as it pertains to employee equity incentive plans.

Proposal

In March 2012, the Board adopted an amendment to the 2004 Equity Incentive Plan, subject to stockholder approval. The amendment to the 2004 Equity Incentive Plan increases the number of authorized shares of the Company’s common stock that may be issued under the 2004 Equity Incentive Plan by 750,000, to a maximum of 3,754,256 shares. We are asking our stockholders to approve the amendment of our 2004 Equity Incentive Plan to increase the number of authorized shares of the Company’s common stock that may be issued under the 2004 Equity Incentive Plan by 750,000, to a maximum of 3,754,256 shares. In addition, the Company is seeking stockholder approval of the material terms of performance goals under the 2004 Equity Incentive Plan. Stockholder approval of such terms would preserve the Company’s ability to deduct compensation associated with future performance-based awards made under the 2004 Equity Incentive Plan to certain executives under Section 162(m) of the Code.

Potential Dilution, Share Usage and Fair Value Transfer

The 2012 Cook & Co. report, which is discussed in further detail under the section herein entitled “Compensation Discussion and Analysis,” also reviewed the “Potential Dilution,” “Share Usage,” and “Fair Value Transfer” relating to equity awards granted the Company’s employees, including awards granted under the 2004 Equity Incentive Plan. Potential Dilution, or Overhang, refers to the number of shares used and available for stock incentives as a percentage of fully diluted shares outstanding. Share Usage refers to the number of shares granted during the year as a percentage of total shares outstanding. Fair Value Transfer refers to the economic value of all equity grants as a percentage of market capitalization and revenues. According to the Cook & Co. report, Altra’s Overhang from outstanding grants and total Overhang (which includes shares available for grant) are both below the 25th percentile when compared to Altra’s compensation peer group. The three-year average of Altra’s Share Usage and Fair Value Transfer are both below the median when compared to Altra’s compensation peer group.

New Plan Benefits

Future grants under the 2004 Equity Incentive Plan are within the discretion of the Compensation Committee and the benefits of such grants are, therefore, not determinable. During 2011, under the 2004 Equity Incentive Plan, restricted stock awards were granted to the Named Executive Officers as set forth herein in the table captioned “Grants of Plan-Based Awards” and to the non-employee directors as set forth herein in the table captioned “Director Compensation.” Information pertaining to awards outstanding under the Plan and shares available as of December 31, 2011 are depicted in the table included under the caption “Equity Compensation Plan Information.”

Recommendation of the Board of Directors

The Board believes that it is in Altra’s and our stockholders’ best interests to amend the 2004 Equity Incentive Plan to provide for a 750,000 share increase in the aggregate number of shares of Altra’s Common Stock that may be used for future awards under the 2004 Equity Incentive Plan. The Board believes that the proposed increase in the total number of shares available for awards under the 2004 Equity Incentive Plan is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. Further, the Board believes that, unless our stockholders approve this amendment, the shares available for awards under the 2004 Equity Incentive Plan will likely be insufficient to satisfy our equity compensation needs for 2013 and beyond. Therefore, if our stockholders do not approve this amendment, we may experience a shortfall of shares available for issuance under the 2004 Equity Incentive Plan that we believe may adversely affect our ability to attract, retain and reward associates who contribute to our long-term success.

The Board believes that it is in Altra’s and our stockholders’ best interests to approve the material terms of performance goals under the 2004 Equity Incentive Plan, as amended, in order to preserve the Company’s ability to deduct compensation associated with future performance-based awards made under the 2004 Equity Incentive Plan to certain executives under Section 162(m) of the Code.

The Company has registered with the SEC on a Form S-8 Registration Statement the shares of common stock currently issuable under the 2004 Equity Incentive Plan. If this proposal is approved by our stockholders, the Board of Directors intends to cause the additional shares of common stock that will become available for issuance under the 2004 Equity Incentive Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such additional shares.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Summary of the 2004 Equity Incentive Plan, as Amended, Subject to Stockholder Approval

The following summary of the 2004 Equity Incentive Plan is qualified in its entirety by the terms of the 2004 Equity Incentive Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix A.

Purpose.

The purpose of the 2004 Equity Incentive Plan is to attract, retain and motivate officers and employees of, consultants to, and non-employee directors providing services to the Company and its subsidiaries and affiliates by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company or compensation based on their performance in fulfilling their personal responsibilities.

Administration.

The 2004 Equity Incentive Plan shall be administered by Altra’s Compensation Committee (the “Committee”). Subject to the other provisions of the 2004 Equity Incentive Plan, the Committee has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof.

Participants.

Participants in the 2004 Equity Incentive Plan will consist of such officers, employees, consultants, and non-employee directors of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive awards under the Plan. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective awards.

Type of Awards.

Awards under the 2004 Equity Incentive Plan may be granted in any one or a combination of: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) stock units, and (e) cash.

Common Stock Available Under the Plan.

The aggregate number of shares of Common Stock that may be subject to awards under the 2004 Equity Incentive Plan, subject to adjustment upon a change in capitalization, shall not exceed 3,754,256 shares (which includes the amount of authorized shares that may be issued if the stockholders approve this proposal). The maximum number of shares that may be “incentive stock options”, within the meaning of Section 422 of the Code, is 1,750,000 shares and the maximum number of shares that may be any type of stock option under the Plan is 2,000,000 shares. Shares shall be charged against the maximum upon the grant of each award (other than cash awards, stock appreciation rights and stock units to be settled only in cash and performance based awards which are not denominated in common stock) regardless of the vested status of the award.

Stock Options.

(a) Generally. Stock options granted under the 2004 Equity Incentive Plan consist of awards that enable the holder to purchase a number of shares at set terms. Options shall be either incentive stock options or nonqualified stock options. Each stock option shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Committee may impose from time to time, subject to the following limitations.

(b) Exercise Price. Each stock option granted under the 2004 Equity Incentive Plan shall have a per-share exercise price of not less than the fair market value of a share on the date of grant. The 2004 Equity Incentive Plan provides exceptions for certain options granted in connection with a corporate transaction such as a merger, consolidation or acquisition.

(c) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares. The Committee may also prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.

(d) Exercise Period. Stock options granted under the Plan shall be exercisable to the extent vested, at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no stock option shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant’s death within six (6) months prior to such expiration date in which case the Plan provides for a longer period. All stock options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.

(e) Limitations on Incentive Stock Options. Incentive stock options may be granted only to participants who are employees of the Company or of a “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and (f) of the Code, respectively) at the date of grant. The aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed one hundred thousand dollars ($100,000).

(f) Additional Limitations on Incentive Stock Options for Ten Percent Stockholders. Incentive stock options may not be granted to any participant who is a 10% stockholder of the Company, unless the exercise price of the option is fixed at not less than 110% of the fair market value of the common stock on the date of grant and the exercise of such option is prohibited after the expiration of five years from the date of grant of such option or, in the case of the death of a participant, such longer period as permitted by the Plan.

Stock Appreciation Rights.

The Committee may, in its discretion, grant stock appreciation rights, including a concurrent grant of stock appreciation rights in tandem with any stock. A “stock appreciation right” means a right to receive a payment in cash, shares or a combination thereof, in an amount equal to the excess of (i) the fair market value, or other specified valuation, of a specified number of shares of common stock on the date the right is exercised over (ii) the “grant price”. Each stock appreciation right shall be subject to such terms and conditions, including vesting, as the Committee shall impose from time to time. The grant price per share referenced in a stock appreciation right shall not be less than the fair market value of a share on the date of grant. The 2004 Equity Incentive Plan provides exceptions for certain stock appreciation rights granted in connection with a corporate transaction such as a merger, consolidation or acquisition. Stock appreciation rights granted under the Plan shall be exercisable at such times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that no stock appreciation right shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant’s death within six (6) months prior to such expiration date in which case the Plan provides for a longer period. All stock appreciation rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.

Restricted Stock Awards.

The Committee may grant restricted stock awards consisting of common stock issued or transferred to participants which are subject to transferability restrictions and/or a substantial risk of forfeiture. Restricted stock awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods, and may constitute performance-based awards. Holders of restricted stock awards have the right to receive dividends and to vote the shares.

Stock Units.

The Committee may grant stock units with each such stock unit representing one share of common stock of the Company. Stock units may be subject to such terms and conditions, including vesting and the time and method of settlement, as the Committee determines appropriate, and may constitute performance-based awards.

Cash Awards.

The Committee may grant awards to be settled in cash; provided, however, that non-employee directors shall not be eligible for cash awards. Cash awards may be subject to such terms and conditions, including vesting, as the Committee determines to be appropriate and may constitute performance-based awards.

Performance-Based Awards.

Any awards granted under the Plan may be granted in a manner such that the awards qualify for the performance-based compensation exemption of Section 162(m) of the Code (“performance-based awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such performance-based awards shall be based on achievement of hurdle rates, growth rates, and/or reductions in one or more business criteria. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes (EBIT); (vii) earnings before interest, taxes, depreciation and amortization (EBITDA); (viii) gross margin; (ix) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per share; (xvi) total return to stockholders; (xvii) net income; (xviii) pro forma net income; (xix) return on capital; (xx) revenues; (xxi) expenses; (xxii) operating cash flow; (xxiii) net profit margin; (xxiv) employee headcount; (xxv) employee turnover; (xxvi) labor costs; and (xxvii) customer service. In addition, performance-based awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

With respect to performance-based awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and (ii) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period. No performance-based awards shall be payable to or vest until the Committee certifies in writing that the objective performance goals applicable to such award have been satisfied.

With respect to performance-based awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable upon the attainment of such performance goal. However, the measurement of performance against goals shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes.

Adjustment upon Changes in Capitalization.

In the event of any change in the common stock of the Company, through merger, consolidation, reorganization, recapitalization, stock or special one-time cash dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution, the Committee has the authority to adjust each outstanding award such that it shall thereafter be exercisable for such securities, cash and/or other property as would have been received had the award been exercised in full immediately prior to such change or distribution.

Effect of a Change of Control.

In the event of a Change of Control (as defined in the Plan), the Committee may provide at any time prior to the Change of Control that all then outstanding awards shall immediately vest and become exercisable and any restrictions on restricted stock awards or stock units shall immediately lapse. In addition, the Committee may provide that all awards held by participants who are at the time of the Change of Control in the service of the Company, a subsidiary, or affiliate shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

Termination of Service.

Unless the Committee or the applicable award agreement provides otherwise, if a participant’s service with the Company or any subsidiary or affiliate terminates for any reason other than for cause, then (i) any outstanding unvested stock options and stock appreciation rights shall expire upon termination of service and any vested stock options and stock appreciation rights shall expire on the earlier of the expiration of their term or 90 days following termination of the participant’s service other than termination of service on account of death or Disability; (ii) all unvested restricted stock awards and stock units shall expire upon termination of service; and (iii) all cash awards and performance-based awards shall be forfeited upon termination of service.

All of a participant’s awards shall be cancelled and forfeited immediately on the date of the participant’s termination of service with the Company if such termination is for cause.

Duration, Amendment and Termination.

No award shall be granted more than 10 years after the effective date of the Plan, which is November 24, 2004. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) increase the aggregate number of shares of common stock that may be delivered through stock options under the Plan; (ii) permit the re-pricing of an award to a lower exercise price, base price or purchase price, as applicable, (including, without limitation, the cancellation of an award followed by a re-grant of that award six (6) months later); (iii) change the types of business criteria on which performance-based awards are to be based under the Plan; (iv) modify the requirements as to eligibility for participation in the Plan; or (v) change the legal entity authorized to make awards under the Plan. The terms of the Plan and any awards granted under the Plan may be amended to comply with the requirements of Section 409A.

Federal Income Tax Consequences

Pursuant to the 2004 Equity Incentive Plan, Altra may grant “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, stock appreciation rights, restricted stock, stock units, and cash.

An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.

Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Altra will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Altra will be subject to tax withholding by Altra. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Altra will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

With respect to stock appreciation rights, restricted stock, stock units, and cash awards that may be settled either in cash or in shares of the Company’s common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of the Company’s common stock received. Altra will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

With respect to shares of the Company’s common stock that are both nontransferable and subject to a substantial risk of forfeiture the participant will realize ordinary taxable income equal to the fair market value of the shares of the Company’s common stock at the first time the shares of the Company’s common stock are either transferable or not subject to a substantial risk of forfeiture. Altra will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

At the discretion of the Committee, the 2004 Equity Incentive Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or delivering to Altra already-owned Shares.

Altra will be entitled to a tax deduction for performance-based compensation in connection with an award only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Altra’s chief executive officer and to each of Altra’s other three most highly compensated executive officers, excluding its chief financial officer. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Altra can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year) and if the material terms of such compensation are disclosed to and approved by Altra’s stockholders.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Altra with respect to the grant and exercise of awards under the 2004 Equity Incentive Plan, does not purport to be complete, and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

PROPOSAL 4. ADVISORY VOTE TO APPROVE THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of named executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote to approve Say on Pay at the Annual Meeting.

Say on Pay Proposal

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group. We compensate our executives through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. This approach supports the Company’s pay-for-performance philosophy by providing a compensation package that is generally weighted toward variable, performance-based incentives, thus ensuring the highest degree of accountability at the senior levels of the organization. The Board of Directors believes that our compensation program for our named executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the named executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.

The Say on Pay proposal is set forth in the following resolution:

“RESOLVED, that the compensation paid to Altra Holding’s, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that the stockholders vote FOR Proposal 4.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2013 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than November 22, 2012.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Altra’s bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s Proxy Statement and related materials, must be received by the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2013 Annual Meeting such proposal must be delivered to Altra no earlier than December 27, 2012 and no later than January 26, 2013. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2013 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2013 Annual Meeting should be addressed to: Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Appendix A

ALTRA HOLDINGS, INC.

2004 EQUITY INCENTIVE PLAN

1.        Purpose.  The Altra Holdings, Inc. 2004 Equity Incentive Plan (the “Plan”) is intended to attract, retain and motivate officers and employees of, consultants to, and non-employee directors providing services to the Altra Holdings, Inc. (the “Company”) and its subsidiaries and affiliates by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company or compensation based on their performance in fulfilling their personal responsibilities.

2.        Administration.

(a)      Committee.  The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised, unless otherwise determined by the Board, of not less than two (2) members each of whom shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)      Authority.  The Committee is authorized, subject to the provisions of the Plan, to establish such rules as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations in its sole discretion and to take such action in connection with the Plan and any awards granted hereunder as it deems necessary or advisable, including the right to accelerate the vesting or exerciseability of awards, establish the terms and conditions of awards, cancel awards upon a Change of Control and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or other benefit granted under the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

(c)      Indemnification.  Except in circumstances involving bad faith or willful misconduct of the person acting or failing to act, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(d)      Delegation and Advisers.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable. Any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

3.        Participants.  Participants will consist of such officers, employees, consultants, and non-employee directors of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an award in any other year or, once designated, to receive the same type or amount of award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective awards.

4.        Type of Awards.  Awards under the Plan may be granted in any one or a combination of: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) stock units, and (e) cash. Restricted stock, stock units and cash awards may, as determined by the Committee in its discretion, constitute performance-based awards, as described in Section 11 hereof. Awards granted under the Plan shall be evidenced by agreements (which need not be identical) that provide additional terms and conditions associated with such awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail.

5.        Common Stock Available Under the Plan.

(a)      Maximum Shares.  The aggregate number of shares of common stock of the Company par value $0.001 (“Shares”) that may be issued under this Plan shall be Three Million Seven Hundred Fifty Four Thousand Two Hundred Fifty Six (3,754,256) Shares1, which may be authorized and unissued or treasury Shares, subject to Section 5(c) hereof and Section 13 hereof (“Maximum Shares”). The maximum number of shares that may be “incentive stock options”, within the meaning of Section 422 of the Code, is 1,750,000 shares (the “ISO Maximum”). The maximum number of shares that may be any type of stock option under the plan shall be 2,000,000 shares.

(b)      Counting Shares.  Shares shall be charged against the Maximum Shares and, if applicable, the ISO Maximum, upon the grant of each award (other than cash awards, stock appreciation rights and stock units to be settled only in cash and performance based awards which are not denominated in common stock) regardless of the vested status of the award, provided, however, that in the case of a stock appreciation right granted in tandem with a stock option, only the number of Shares subject to the stock option shall be counted.

(c)      Additional Shares.  Any Shares subject to an outstanding award granted under the Plan which are, for any reason, forfeited, expired, canceled or settled in cash without delivery to the award recipient of Shares, shall again be available for awards under the Plan.

Any Shares delivered to the Company as part or full payment for the exercise or purchase price of an award granted under this Plan or, to the extent the Committee determines that the availability of ISOs under the Plan will not be compromised to satisfy the Company’s withholding obligation with respect to an award granted under this Plan, shall again be available for awards under the Plan.

1 In November 2006, the Company’s Amended and Restated Certificate of Incorporation was amended to reflect a reverse stock split of one share of common stock for every two shares of common stock issued and outstanding. All share amounts herein are stated on a post-reverse split basis.

6.        Stock Options.

(a)      Generally.  Stock options will consist of awards from the Company that will enable the holder to purchase a number of Shares at set terms. Options shall be either incentive stock options or nonqualified stock options. The Committee shall have the authority to grant to any participant stock options (with or without stock appreciation rights). A stock option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. Each stock option shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Committee may impose from time to time, subject to the following limitations.

(b)      Exercise Price.  Each stock option granted hereunder shall have a per-Share exercise price of not less than the fair market value (as defined in Section 17 of the Plan) of a Share on the date of grant; provided, however, that if an award is retroactively granted in tandem with or in substitution for other awards made by the Company, the exercise price may be the price on the date of grant of such other award; and provided, further, that if a stock option is granted to a participant upon assumption of or in substitution of an award granted by another entity in connection with a corporate transaction between the Company and the granting entity, such as a merger, consolidation or acquisition, the exercise price may be less than fair market value of a Share on the date the substitute stock option is granted if the aggregate fair market value of the Shares subject to the substitute stock option over the aggregate exercise price of the substitute stock option does not exceed the aggregate fair market value of the shares of the predecessor entity subject to the award being assumed or substituted as of the date immediately preceding the corporate transaction (as determined by the Committee), over the aggregate grant price or exercise price of any such award. Notwithstanding the above, any such grant shall be in accordance with the requirements of Section 409A of the Code and the underlying regulations (hereinafter referred to as “Section 409A”).

(c)      Payment of Exercise Price.  The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of Shares. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.

(d)      Exercise Period.  Stock options granted under the Plan shall be exercisable to the extent vested, at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no stock option shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant’s death within six (6) months prior to such expiration date, in which case, the exercise period of such participant’s stock options may be extended beyond such period but no later than one (1) year after the participant’s death. All stock options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.

(e)      Limitations on Incentive Stock Options.  Incentive stock options may be granted only to participants who are employees of the Company or of a “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and (f) of the Code, respectively) at the date of grant. The aggregate fair market value (determined as of the time the stock option is granted) of the Shares with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, incentive stock options will be taken into account in the order in which they are granted. The per-Share exercise price of an incentive stock option shall not be less than 100% of the fair market value of the common stock on the date of grant, and no incentive stock option may be exercised later than 10 years after the date it is granted or, in the case of the death of a participant, such longer period as permitted by Section 6(d).

(f)      Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. Incentive stock options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation, unless the exercise price of the option is fixed at not less than 110% of the fair market value of the common stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option or, in the case of the death of a participant, such longer period as permitted by Section 6(d).

7.        Stock Appreciation Rights.

(a)      Generally.  The Committee may, in its discretion, grant stock appreciation rights, including a concurrent grant of stock appreciation rights in tandem with any stock option grant. A “stock appreciation right” means a right to receive a payment in cash, Shares or a combination thereof, in an amount equal to the excess of (i) the fair market value, or other specified valuation, of a specified number of shares of common stock on the date the right is exercised over (ii) the “grant price”. Each stock appreciation right shall be subject to such terms and conditions, including vesting, as the Committee shall impose from time to time.

(b)      Grant Price.  The grant price per Share referenced in a stock appreciation right shall not be less than the fair market value (as defined in Section 17 of the Plan) of a Share on the date of grant; provided, however, that if an award is retroactively granted in tandem with or in substitution for other awards made by the Company, the grant price may be the price on the date of grant of such other award; and provided, further, that if a stock appreciation right is granted to a participant upon assumption of or in substitution of an award granted by another entity in connection with a corporate transaction between the Company and the granting entity, such as a merger, consolidation or acquisition, the grant price may be less than fair market value of a Share on the date the substitute stock appreciation right is granted if the aggregate fair market value of the Shares subject to the substitute stock appreciation right over the aggregate grant price of the substitute stock appreciation right does not exceed the aggregate fair market value of the Shares of the predecessor entity subject to the award being assumed or substituted as of the date immediately preceding the corporate transaction (as determined by the Committee), over the aggregate grant price or exercise price of any of such award. Notwithstanding the above, any such grant shall be in accordance with the requirements of Section 409A.

(c)      Exercise Period.  Stock appreciation rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that no stock appreciation right shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant’s death within six (6) months prior to such expiration date, in which case, the exercise period of such participant’s stock appreciation rights may be extended beyond such period but no later than one (1) year after the participant’s death. All stock appreciation rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.

8.        Restricted Stock Awards.

(a)      Generally.  The Committee may, in its discretion, grant restricted stock awards consisting of common stock issued or transferred to participants with or without other payments therefor, which are subject to transferability restrictions and/or a substantial risk of forfeiture. Restricted stock awards shall be construed as an offer by the Company to the participant to purchase the number of shares of common stock subject to the restricted stock award at the purchase price, if any, established therefor, and shall be subject to acceptance by a participant.

(b)      Payment of the Purchase Price.  If a restricted stock award requires payment therefor, the purchase price of any shares of common stock subject to a restricted stock award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of a stock option. Restricted stock awards may also be made in consideration of services rendered to the Company or its subsidiaries or affiliates.

(c)      Additional Terms.  Restricted stock awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods, and may constitute performance-based awards, as described in Section 11 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the common stock covered by such an award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

(d)      Rights as a Shareholder.  Holders of restricted stock awards have the right to receive dividends and to vote the shares; provided, however, unless the Committee or the award agreement provides otherwise, dividends on restricted stock awards shall be held in escrow and shall be payable, at such time as the restrictions on the shares lapse, in either cash, shares or if applicable the kind of property distributed as a dividend or any combination thereof.

9.        Stock Units.  The Committee may, in its discretion, grant stock units with each such stock unit representing one share of common stock of the Company. Stock units will be credited to a notional account maintained by the Company. Unless the award agreement provides otherwise, each stock unit shall also entitle the holder to an amount equal to the value of dividends paid in respect of one share of common stock of the Company during the period the unit is outstanding, which amount shall also be credited to the notional account. Stock units may be subject to such terms and conditions, including vesting and the time and method of settlement, as the Committee determines appropriate; provided, however, that unless the Committee or the award agreement provides otherwise, stock units shall be settled in shares of common stock. Stock units may constitute performance-based awards, as described in Section 11 hereof.

10.      Cash Awards.  The Committee may grant awards to be settled in cash; provided, however, that non-employee directors shall not be eligible for cash awards. Cash awards may be subject to such terms and conditions, including vesting, as the Committee determines to be appropriate. Cash awards may constitute performance-based awards, as described in Section 11 hereof. The Company may, in its discretion, permit participants to defer settlement of cash awards, in accordance with the requirements of Section 409A.

11.      Performance-Based Awards.

(a)      Generally.  Any awards granted under the Plan may be granted in a manner such that the awards qualify for the performance-based compensation exemption of Section 162(m) of the Code (“performance-based awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such performance-based awards shall be based on achievement of hurdle rates, growth rates, and/or reductions in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole.

(b)      Business Criteria.  The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per Share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes (EBIT); (vii) earnings before interest, taxes, depreciation and amortization (EBITDA); (viii) gross margin; (ix) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per Share; (xvi) total return to stockholders; (xvii) net income; (xviii) pro forma net income; (xix) return on capital; (xx) revenues; (xxi) expenses; (xxii) operating cash flow; (xxiii) net profit margin; (xxiv) employee headcount; (xxv) employee turnover; (xxvi) labor costs; and (xxvii) customer service. In addition, performance-based awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

(c)      Establishment of Performance Goals.  With respect to performance-based awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed).

(d)      Certification of Performance.  No performance-based awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

(e)      Modification of Performance-Based Awards.  With respect to any awards intended to qualify as performance-based awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. However, the measurement of performance against goals shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles as identified in the financial statements, notes to the financial statements or management’s discussion or analysis. In accordance with Section 162(m) of the Code, the Committee may only exercise negative discretion with respect to the amount of a performance-based award.

12.      Foreign Laws.  The Committee may grant awards to individual participants who are subject to the tax laws of nations other than the United States, which awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The

Committee may take any action which it deems advisable to obtain approval of such awards by the appropriate foreign governmental entity; provided, however, that no such awards may be granted pursuant to this Section 12 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

13.      Adjustment Provisions; Change of Control.

(a)      Adjustment Generally.  If there shall be any change in the common stock of the Company, through merger, consolidation, reorganization, recapitalization, stock or special one-time cash dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding award such that each such award shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the common stock subject to such award had such award been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.

(b)      Modification of Awards.  In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding awards, the exercise price applicable to outstanding awards, and the fair market value of the common stock and other value determinations applicable to outstanding awards; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. Appropriate adjustments may also be made by the Committee in the terms of any awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, other than with respect to stock options, stock appreciation rights, and other awards intended to constitute performance-based awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

(c)      Effect of a Change of Control.  Notwithstanding any other provision of this Plan, if there is a Change of Control (as defined in subsection (d) below) of the Company, the Committee may provide at anytime prior to the Change of Control that all then outstanding stock options, stock appreciation rights and stock units and unvested cash awards shall immediately vest and become exercisable and any restrictions on restricted stock awards or stock units shall immediately lapse. In addition, the Committee may provide that all awards held by participants who are at the time of the Change of Control in the service of the Company a subsidiary or affiliate shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting the Change of Control, which agreement may provide, without limitation, that in lieu of continuing the awards, each stock option and stock appreciation right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of common stock subject to such stock option or stock appreciation right, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such Change of Control over the exercise price (or base price) per Share underlying such stock option or stock appreciation right with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a stock option or stock appreciation right granted within 6 months before the occurrence of a Change of Control if the holder of such stock option or stock appreciation right is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

(d)      Definitions.  For purposes of this Section 13, a “Change of Control” of the Company shall be deemed to have occurred upon any of the following events:

(i)       Any person(s) acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company or any subsidiary) shall “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, other than any such ownership by Genstar Capital L.P. or its affiliates;

(ii)      Consummation of (A) a plan of complete liquidation of the Company, or (B) a merger or consolidation of the Company (x) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of common stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or (y) pursuant to which the common stock is converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

(iii)     The consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

14.     Termination of Service.

(a)      Termination (other than for Cause).  Unless the Committee or the applicable award agreement provides otherwise, if a participant’s service with the Company or any subsidiary or affiliate terminates for any reason other than for “cause” (which shall have the meaning defined in the applicable award agreement or, in the absence of such definition shall be defined by the Committee).

(i)       Stock Options/Stock Appreciation Rights.  Except as provided in Section 13(c) hereof, any outstanding stock options and stock appreciation rights shall expire on the earlier of:

(A)     the expiration of their term,

(B)     90 days following termination of the participant’s service other than termination of service on account of death or Disability.

provided, however, that a participant (or in the case of the participant’s death or Disability, the participant’s representative) may exercise all or part of the participant’s stock options and stock appreciation rights at any time before the expiration of such stock options following termination of service only to the extent that the stock options and stock appreciation rights are vested on or before the date participant’s service terminates. The balance of the stock options and stock appreciation rights (which are not vested on the date participant’s service terminates) shall lapse when the participant’s service terminates.

If by virtue of this provision, an incentive stock option is not exercised within three (3) months after a participant’s employment terminates, then unless such participant’s employment termination is due to his or her death or Disability (defined for this purpose only as described in Section 22(e)(3) of the Code), the incentive stock option shall be treated as a nonqualified stock option.

(ii)      Restricted Stock Awards/Stock Units.  All unvested restricted stock awards and stock units shall expire upon termination of service.

(iii)     Cash Awards/Performance-Based Awards.  All cash awards and performance-based awards shall be forfeited upon termination of service.

(b)   Termination of Service (for Cause).  All of a participant’s awards (including any exercised stock options for which shares or cash have not been delivered to the participant) shall be cancelled and forfeited immediately on the date of the participant’s termination of service with the Company or any subsidiary if such termination is for cause or cause exists on such date, and the Company shall return to the participant the price (if any) paid for any undelivered shares. Should a participant die at a time when cause exists, all of the participant’s awards (including any exercised stock options for which shares have not been delivered to the participant) shall be cancelled and forfeited immediately as of the date of the participant’s death.

(c)   Leave of Absence.  For purposes of this Section 14, service shall be deemed to continue while the participant is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Committee).

15.    Nontransferability.  Each award granted under the Plan to a participant shall not be transferable except by will or the laws of descent and distribution or as permitted by the Committee to a participant’s spouse, lineal descendants, siblings, parents, heirs, executors, administrators, testamentary trustees, legatees, beneficiaries or a trust for the exclusive benefit of any of the foregoing persons, or to any charitable organizations described in Section 501(c)(3) of the Code, which shall have discretion to permit transferability to third parties under such terms and conditions as it shall determine. In the event of the death of a participant (which for this purpose only shall include any transferee), each stock option or stock appreciation right theretofore granted to him or her shall be exercisable during such period after his or her death as described in Section 14 hereof but unless the Committee or the award agreement provides otherwise, such award shall only be exercisable by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the stock option or stock appreciation right shall pass by will or the laws of descent and distribution.

16.    Other Provisions.  The granting of or distribution under any award under the Plan may also be subject to such other provisions (whether or not applicable to the awards of any other participant) as the Committee determines appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of, common stock acquired under any form of award, for the acceleration of exercisability or vesting of awards in the event of a Change of Control, for the payment of the value of awards to participants in the event of a Change of Control, or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Plan.

17.    Fair Market Value.  For purposes of this Plan and any awards awarded hereunder, fair market value per Share as of a particular date shall mean (i) if shares are then listed on a national stock exchange, the closing price per Share on the exchange for the last preceding date on which there was a sale of shares on such exchange, as determined by the Committee, (ii) if shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such shares in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iii) if shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where such shares are so listed or traded, the Committee may make discretionary determinations where the shares have not been traded for 10 trading days.

18.    Withholding.  All payments or distributions of awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements at the minimum statutory withholding rates. If the Company proposes or is required to distribute common stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such common stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any award consisting of shares of common stock by electing to have the Company withhold shares of common stock having a fair market value equal to the amount of tax to be withheld, such tax calculated at minimum statutory withholding rates.

19.    Tenure.  A participant’s right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

20.    Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

21.    No Fractional Shares.  No fractional shares of common stock shall be issued or delivered pursuant to the Plan or any award. The Committee shall determine whether cash, or awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22.    Duration, Amendment and Termination.  No award shall be granted more than 10 years after the Effective Date. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) increase the aggregate number of shares of common stock that may be delivered through stock options under the Plan; (ii) permit the re-pricing of an award to a lower exercise price, base price or purchase price, as applicable, (including, without limitation, the cancellation of an award followed by a re-grant of that award six (6) months later); (iii) change the types of business criteria on which performance-based awards are to be based under the Plan; (iv) modify the requirements as to eligibility for participation in the Plan; or (v) change the legal entity authorized to make awards under the Plan. Notwithstanding anything contained in this Section 22 or the Plan, the terms of the Plan and any awards granted hereunder may be amended (retrospectively or prospectively) as may be required to comply with the requirements of Section 409A.

23.     Governing Law.  This Plan, awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

24.    Effective Date.  The Plan shall be effective as of November 21, 2004 (the “Effective Date”), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any awards hereunder. Any awards granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any award, the Committee specifies otherwise at the time of grant), but no such award may be exercised or settled and no restrictions relating to any award may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such award shall be cancelled.

Section Where Important Terms First Defined or Used

Term	Section

Board	2(a)

Cash Award	10

Cause	14(a)

Change of Control	13(d)

Code	2(a)

Committee	2(a)

Common Stock	5(a)

Company	1

Effective Date	24

Exchange Act	2(a)

Fair Market Value	17

Grant Price	7(a)

Independent Director	2(a)

ISO Maximum	5(a)

Maximum Shares	5(a)

Non-Employee Director	2(a)

Parent Corporation	6(e)

Performance-Based Awards	11(a)

Plan	1

Restricted Stock Award	8

Share	5(a)

Stock Appreciation Rights	7

Stock Options	6

Stock Unit	9

Subsidiary Corporation	6(e)

DIRECTIONS TO THE

BOSTON MARRIOTT QUINCY

Boston Marriott Quincy

1000 Marriott Drive,

Quincy, MA 02169 U.S.A.

Phone: (617) 472-1000

Fax: (617) 472-7095

FROM LOGAN INTERNATIONAL AIRPORT:

Take 93 S to Exit #7 (Rt. 3).

Immediately take Exit 18/19 (Braintree/Quincy).

Bear left off ramp Exit 19 (‘T’ Station/Quincy).

Follow to traffic light and turn left onto Center St.

Take immediate left into Crown Colony Park.

Hotel is 1/4 mile on left.

FROM PROVIDENCE AIRPORT:

I-95 North to I-93 North.

Take Exit 7, Rt. 3 South (Braintree/Cape Cod).

Take first Exit 18, turn left off ramp.

Stay left until traffic light.

Take left at light, and left into Crown Colony Park.

Left onto Marriott Drive.

FROM ROUTE 3 (PLYMOUTH/CAPE COD):

Take Exit 19.

Stay left until traffic light.

Take left at light.

Left into Crown Colony Park.

Left onto Marriott Drive

FROM POINTS WEST:

From Mass Turnpike (Rt 90): Rt 95 S to 93 N to Exit 7.

Immediately take Exit 18/19 (Braintree/Quincy).

Bear left off ramp Exit 19 (‘T’ Station/Quincy).

Follow to traffic light and turn left onto Center St.

Take immediate left into Crown Colony Park.

Hotel is 1/4 mile on left.

ALTRA HOLDINGS, INC.

300 Granite Street

Suite 201

Braintree, MA 02184

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Edmund M. Carpenter	02 Carl R. Christenson		03 Lyle G. Ganske		04 Michael L. Hurt		05 Michael S. Lipscomb
06	Larry McPherson	07 James H. Woodward Jr.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as Altra Holdings, Inc.’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2012.							☐	☐	☐
3.	To approve an amendment to, and the material terms of, the 2004 Equity Incentive Plan.							☐	☐	☐
4.	Advisory vote to approve named executive officer compensation.							☐	☐	☐
NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

ALTRA HOLDINGS, INC.

Thursday, April 26, 2012

Please date, sign and mail your proxy card in the

envelope provided as soon as possible, or you can vote

by internet or phone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with 10-K is/are available at www.proxyvote.com.

ALTRA HOLDINGS, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders 4/26/2011 9:00 AM

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the Annual Meeting of Stockholders to be held April 26, 2012 and the proxy statement, and appoint, Carl R. Christenson and Christian Storch, and each of them with full power of substitution, to vote all shares of Common Stock of Altra Holdings, Inc. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Altra Holdings, Inc., to be held on Thursday, April 26, 2012, at 9:00 a.m. at The Boston Marriott Quincy, 100 Marriott Drive, Quincy, Massachusetts 02169, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side